Exhibit (a)(5)


                                 The Weiss Fund

                              Trustee's Certificate

         The undersigned hereby certifies that she is a duly elected and qualified Trustee of The Weiss Fund, a Massachusetts business trust (the "Trust"), and that, pursuant to Article VIII, Section 8.2 of the Trust's Declaration of Trust dated and filed with the Commonwealth of Massachusetts August 10, 1995, as amended, the Weiss Millennium Opportunity Fund series of the Trust was terminated by a written instrument dated April 18, 2002 and signed by a majority of the Trustees.


Dated:  May 15, 2002                          /s/ Dana Nicholas
                                             -----------------------------------
                                             Dana Nicholas, as Trustee